Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of the Allianz RCM Global EcoTrends Fund and Allianz RCM Global Water Fund, mutual fund series of Allianz Funds Multi-Strategy Trust, of our report dated January 23, 2008, relating to the financial statements and financial highlights which appears in the November 30, 2007 Annual Report to Shareholders of Allianz RCM Global Ecotrends(sm) Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

March 28, 2008